Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction
Americas
Red Hat, Inc.	Delaware
Red Hat Canada Limited	Ontario, Canada
Red Hat Professional Consulting, Inc.	Georgia
RH Interchange, Inc.	Delaware
Red Hat Financial Holdings, Inc.	Delaware
Sierra Acquisition Corp.	North Carolina
Sierra Acquisition Corp. II	North Carolina
NocPulse, Inc.	Delaware
Red Hat Brasil Ltda.	Brazil

Europe
Red Hat UK Limited	United Kingdom
Red Hat GmbH	Germany
Red Hat Ireland Limited	Ireland
Red Hat France SARL	France
Red Hat Italia S.p.A.	Italy
Red Hat S.L.	Spain
bMind S.p.A.	Italy

Asia-Pacific/Japan
Red Hat Asia-Pacific Pty. Ltd.	Australia
Red Hat Asia-Pacific Pte. Ltd.	Singapore
Red Hat KK	Japan
Red Hat India Private Ltd.	India